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                                                               Exhibit 99.(d)(5)

                              ASSISTANCE AGREEMENT

     This ASSISTANCE AGREEMENT (this "Agreement") is made and entered into as of March 27, 1998 by and between SODEXHO ALLIANCE, S.A. a societe anonyme organized under the laws of the Republic of France ("Sodexho"), and MARRIOTT INTERNATIONAL, INC., a Delaware corporation to be renamed "Sodexho Marriott Services, Inc." ("SMS").

                              W I T N E S S E T H:

     WHEREAS, Sodexho has significant experience and knowledge in the administration, trading, organization, control, management and financing of the food service and facilities management business;

     WHEREAS, SMS is in the food service and facilities management business and wishes to benefit from the knowledge and experience of Sodexho; and

     WHEREAS, Sodexho agrees to provide assistance to SMS under the terms and conditions described below.

     THEREFORE, the parties hereto agree as follows:

     1. Scope of Assistance

     Sodexho agrees to provide SMS, on the terms and conditions described below, with assistance and consultation in the following fields:

     o    purchasing activities
     o    catering and site support services
     o    marketing
     o    management and administration
     o    legal and fiscal matters
     o    human relations
     o    communications
     o    cash management


Among other things, Sodexho will provide SMS with periodic reports on developments in the above-listed fields, in accordance with Sodexho's customary business practices.
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     Each party agrees that the assistance to be provided by Sodexho hereunder shall cover SMS and any present or future controlled subsidiaries of SMS.

     2. Description of the Services

     For the term of this Agreement, Sodexho shall assist SMS and its present and future controlled subsidiaries by providing the following consulting and advisory services:

     2.1. Purchasing activities:

          --   Negotiation of supply contracts with SMS's suppliers
          --   Discounts and other benefits from Sodexho's group-wide purchasing activities

     2.2. Catering and site support activities:

          --   Service methodology
          --   Product information
          --   New product development
          --   Inventory management

     2.3. Marketing:

          --   Information on trends, market distribution and competition
          --   Recommendations regarding sales training and techniques,
               including, if necessary, visits to SMS's sales staff and contacts with SMS's customers
          --   Assistance with fairs and exhibitions
          --   Programs and documentation for use by sales staff
          --   Referrals to SMS of customers that have relationships with
               Sodexho outside of the United States

     2.4. Management and administration:

          --   General and analytical accounting systems
          --   Management information and control systems
          --   Reporting packages
          --   Budget systems
          --   Budgetary controls
          --   Strategic matters, including product diversification and mergers and acquisitions

     2.5. Legal and fiscal matters:

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          --   Advice on legal and fiscal matters, including preparation and negotiation of contracts with customers and suppliers
          --   Advice on insurance matters

     2.6. Human relations:

          --   Organizational development
          --   Development of premium programs, bonuses and other forms of incentive compensation for employees
          --   Development of career programs for SMS's executives

     2.7. Communications:

          --   Advice and support in preparing communication strategies
          --   Advice and support in implementing business plans
          --   Training communications managers
          --   Managing the Sodexho brand (graphics standards manual)

     2.8. Cash management:

          --   Establishing and analyzing internal objectives
          --   Rationalizing short-term cash
          --   Agreements with bankers
          --   Assistance in negotiations with financial institutions that provide lending and leasing arrangements

     3. Provision of Services

     3.1. Regular assistance:

     Sodexho shall provide SMS with regular assistance in the fields listed in
Section 2 as follows:

          -- dispatching Sodexho's executives and employees to meet with SMS's management on a periodic basis
          -- making Sodexho's executives and employees available to SMS's management to respond to questions from, and provide advice to, SMS's management
          -- communicating to SMS advice received by Sodexho relating to the fields mentioned in Section 2
          -- communicating to SMS the conclusions of studies conducted by Sodexho, practical information in Sodexho's possession and any recommendation regarding catering and site support services likely to enable SMS to develop and improve its activities.

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     3.2. Specific studies or services:

     If SMS requires the assistance of Sodexho for a particular project that is outside of the ordinary course of business, but which SMS believes is necessary or desirable to pursue (such as an acquisition or the development of a new business), Sodexho shall provide such assistance in accordance with the provisions under Section 4.2.

       4. Sodexho's Remuneration

     4.1. Regular assistance:

     Subject to Section 5.3, SMS agrees to pay to Sodexho an annual network fee (the "Network Fee") equal to the specified percentage set forth below (the "Network Percentage") of the annual gross sales of SMS and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles in the United States ("SMS's Gross Sales") for each of the fiscal years set forth below:

                  Fiscal Year Ending            Network Percentage
                  ------------------            ------------------

                  August 31, 1998               0%
                  August 31, 1999               0.05%
                  August 31, 2000               0.15%

If the term of this Agreement is extended pursuant to Section 6.8, then the Network Fee shall remain at 0.15%. The Network Fee shall be prorated for any portion of a fiscal year occurring during the term of this Agreement.

     4.2. Specific studies or services:

     If SMS requests from Sodexho specific studies or services described in
Section 3.2, Sodexho and SMS shall determine in advance the nature and extent of the studies or services requested, and Sodexho will invoice SMS for all third-party billings relating to such studies or services in accordance with
Section 5.1(b). No additional Network Fees will be payable for the work of Sodexho's management and employees in connection with such specific studies or services.

       5. Invoicing and Methods of Payment:

     5.1. Methods of invoicing:

     (a) At the end of each month during a fiscal year, Sodexho shall issue to SMS a monthly invoice for one-twelfth (1/12) of SMS's Gross

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          Sales projected for such fiscal year, multiplied by the Network
          Percentage for the relevant fiscal year.

     (b) Following the end of each quarter, Sodexho shall provide SMS with a statement of third-party services rendered (including the nature of work carried out and the names of third-party vendors utilized) as described in Section 4.2.

     5.2. Payments:

     SMS shall pay on receipt any invoice delivered pursuant to Section 5.1, but in any case not later than 30 days after receipt of such invoice.

     5.3. Determination by SMS's Board of Directors:

     Promptly after the end of each fiscal year, the managements of Sodexho and SMS shall prepare a joint report for the Board of Directors of SMS (x) describing the services provided by Sodexho to SMS during such fiscal year and
(y) estimating the fair market value of the benefits received by SMS from such services. The Independent Directors (as defined below) of the Board of Directors of SMS shall review such report with a view towards assessing whether the Combined Fee (as defined below) for such fiscal year exceeds the fair market value of the benefits received from such services. The Independent Directors shall have the right to retain independent advisors and to have access to all information and personnel necessary to make such assessment. Each party agrees that Sodexho's remuneration for the services provided hereunder in respect of any fiscal year shall be the lesser of (i) the Combined Fee and (ii) the fair market value of the benefits received by SMS from such services during such fiscal year as determined by the Independent Directors. If the Combined Fee exceeds the fair market value of the benefits received as so determined, Sodexho shall reimburse SMS for such excess, plus interest at a rate of LIBOR plus 1%. "Combined Fee" means, for any fiscal year, the Network Fee for such fiscal year plus the Royalty Fee (as defined in the Royalty Agreement referred to in Section
6.3 hereof) for such fiscal year. For purposes of this Agreement, "Independent Directors" shall exclude (i) any persons designated by Sodexho for nomination to the Board of Directors of SMS pursuant to the Stockholder Agreement dated as of the date hereof between Sodexho and SMS, (ii) any employee or officer of Sodexho, SMS or Spinco (as defined below) or their respective affiliates and
(iii) William J. Shaw and John W. Marriott III and any successor director designated by either of them.

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       6. Miscellaneous

     6.1. Headings:

     The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

     6.2. No Inconsistent Agreements:

     SMS will not hereafter enter into any agreement with respect to its securities which is inconsistent with, or grant rights superior to the rights granted to Sodexho pursuant to, this Agreement.

     6.3. Entire Agreement; Termination of Prior Agreement:

     (a) This Agreement, the Royalty Agreement dated as of the date hereof by and between Sodexho and SMS (the "Royalty Agreement"), the Agreement and Plan of Merger dated as of September 30, 1997 by and among Marriott International, Inc. ("MII"), Marriott-ICC Merger Corp., New Marriott MI, Inc. ("Spinco"), Sodexho and International Catering Corporation, as amended (the "Merger Agreement"), the Distribution Agreement dated as of September 30, 1997 by and between MII and Spinco, as amended (the "Distribution Agreement") and the other related agreements constitute the entire agreement and understanding of the parties hereto or thereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein and therein. This Agreement, the Royalty Agreement, the Merger Agreement, the Distribution Agreement and the other related agreements supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

     (b) Sodexho agrees that, effective as of the date hereof, the Assistance Agreement dated as of September 1, 1992 between Sodexho and Sodexho USA, Inc., as amended, shall terminate pursuant to the Termination attached as Annex A hereto.

     6.4. Notices:

     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be deemed to have been duly given or made if sent by facsimile (with confirmation in writing), delivered

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personally or sent by registered or certified mail (postage prepaid, return receipt requested) to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice:

         If to SMS, to:

              Sodexho Marriott Services, Inc.
              10400 Fernwood Road
              Bethesda, MD 20817
              U.S.A.
              Fax: (301) 380-8150
              Attn: Chief Financial Officer

         With a copy to:

              Sodexho Marriott Services, Inc.
              10400 Fernwood Road
              Bethesda, MD 20817
              U.S.A.
              Fax: (301) 380-6727
              Attn: General Counsel


         If to Sodexho, to:

              Sodexho Alliance, S.A.
              3, avenue Newton
              78180 Montigny Le Bretonneux
              France
              Fax: 011-33-1-3085-5005
              Attn: Bernard Carton

     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is any day except a Saturday, Sunday or other day that is a national holiday in the United States or the Republic of France and on which commercial banks are authorized by law to close (a "Business Day") in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

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     6.5. Applicable Law; Submission to Jurisdiction:

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such jurisdiction. Each of the parties hereto hereby consents to the exclusive jurisdiction of a federal court of the United States of America sitting in the City of New York, Borough of Manhattan, or, if subject matter jurisdiction is unavailable, a New York state court sitting in the City of New York, Borough of Manhattan (each a "New York Court"), over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such New York Court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such New York Court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 6.4 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Each party hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

     6.6. Severability:

     The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     6.7. Expenses:

     Except as otherwise provided herein, all costs and expenses in connection with this Agreement shall be paid by the party incurring such cost or expense.

     6.8. Term:

     This Agreement shall become effective as of the date hereof and shall continue for a period expiring on the third anniversary of the date hereof. It shall then be automatically extended for one or more periods of one year, unless at least thirty (30) days' notice of termination by either party has been given in writing, confirming such party's intention not to renew this Agreement at the expiration

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date of the first period or of each subsequent one-year period. Upon expiration of this Agreement and in accordance with Section 5, (i) Sodexho shall issue to SMS an invoice for any unpaid services and (ii) SMS may issue to Sodexho a statement requesting any reimbursement to which SMS is entitled under the provisions of Section 5.3.

     6.9. Successors; Assigns; Transferees:

     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided otherwise herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either party. Nothing in this Agreement, expressed or implied, is intended to confer on any individual, corporation, partnership, limited liability company, association, trust or other entity (including a government or political subdivision or an agency or instrumentality thereof) other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.10. Amendments; Waivers:

     No failure or delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except (i) by an instrument in writing executed by each party hereto and (ii) with the approval of the Independent Directors of SMS.

     6.11. Counterparts:

     This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     6.12. Remedies:

     Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


SODEXHO ALLIANCE, S.A.


/s/ Bernard Carton
------------------------------------------
Name:  Bernard Carton
Title: Senior Vice President And Chief Financial Officer



MARRIOTT INTERNATIONAL, INC.
(to be renamed "Sodexho Marriott Services, Inc.")


/s/ Lawrence E. Hyatt
------------------------------------------
Name:  Lawrence E. Hyatt
Title: Vice President

                                                                         Annex A

                                 Termination of
                              Assistance Agreement

     The undersigned hereby agree that, effective as of the date hereof, the Assistance Agreement (the "1992 Agreement") dated as of September 1, 1992, as amended, between Sodexho Alliance, S.A. ("Sodexho SA") and Sodexho USA, Inc. ("Sodexho USA") shall terminate and have no further force or effect. Sodexho SA shall promptly issue to Sodexho USA an invoice for any unpaid services under the 1992 Agreement, and Sodexho USA shall promptly make payment in respect thereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Termination to be duly executed on March 27, 1998.


SODEXHO ALLIANCE, S.A.



------------------------------------------
Name:
Title:



SODEXHO USA, Inc.



------------------------------------------
Name:
Title: